Exhibit 99.1

Commerce One Reports First Quarter 2003 Results

PLEASANTON, Calif. — April 23, 2003 — Commerce One (Nasdaq: CMRC) today announced financial results for the quarter ended March 31, 2003.

Revenues for the current quarter totaled $13.1 million as compared with $31.8 million for the corresponding quarter in 2002 and $19.5 million for the quarter ended December 31, 2002.

The net loss for the current quarter was $29.3 million, or $1.00 per share, as compared with a net loss of $211.7 million, or $7.36 per share, for the corresponding quarter ended March 31, 2002, and $279.5 million, or $9.57 per share, for the quarter ended December 31, 2002. The results were in line with the guidance provided last quarter on the company's earnings call.

“We have received an overwhelmingly positive response in the market both from customers and industry analysts for Commerce One Conductor™, our new composite applications platform,” said Mark Hoffman, chairman and CEO of Commerce One. “In the quarters ahead, we will be focused on accelerating this momentum across our base of existing customers, as well as with new prospects and partners.  Commerce One Conductor is addressing key needs in the market with customers who are looking to gain new value from existing systems, automate business processes regardless of the underlying technology and reduce the cost, time and uncertainty of maintaining interoperability among systems.”

Quarterly Highlights
The following milestones were completed or announced during the first quarter of 2003:

•                  Successful general availability launch of the Commerce One Conductor platform on March 24, 2003

•                  Successful deployments of the early adopter customers supporting the release of the Commerce One Conductor platform

•                  Three new Commerce One Conductor customers: Food Connex, a grocery wholesale services provider, Global Healthcare Exchange/Medibuy a healthcare goods and services exchange, and GTWebKorea, an Asian marketplace

•                  Four customer deals for our supplier relationship management applications and upgrades

•                  GTWebKorea signed as an independent software vendor (ISV) for our Commerce One Conductor, continuing Commerce One's success with customers in the Asia Pacific market

Commerce One will conduct a live webcast to discuss its first quarter 2003 results at 2 p.m. PST on Wednesday, April 23, 2003. The webcast is accessible on www.commerceone.com/investors.

About Commerce One
From its initial roots in internet-based software applications to its establishment of the world’s largest e-commerce trading network, Commerce One has consistently been at the forefront of delivering advanced technologies that help global businesses collaborate with their partners, customers and suppliers over the internet. Commerce One has defined many of the open standards and protocols established for business networks today and our global customer base represent leaders in a wide range of industries. The Commerce One Conductor platform and supporting set of composite applications represent the next generation of collaborative solutions that enable enterprises to optimize their existing technology investments and enhance functionality of existing applications and processes. For more information, go to www.commerceone.com.

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Forward Looking Statements
The foregoing paragraphs include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements concerning the expected momentum for sales of the Commerce One Conductor technology and the expected benefits provided by such technology.  The words “believe,” “expect,” “will” and similar phrases as they relate to Commerce One are also intended to identify such forward-looking statements. Such statements reflect the current views and assumptions of Commerce One, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks include, but are not limited to, the extent of customer adoption and utilization of our Commerce One Conductor solution, competitive pressures, the failure of the Commerce One Conductor solution to meet user expectations, and risks related to general economic global conditions. The information provided in this press release is current as of the date of its publication. Commerce One expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law. For a discussion of these and other risk factors that could affect Commerce One’s business, see “Risk Factors” in Commerce One’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.

Contact Information:
Annie Vinje
Commerce One Investor Relations
925-520-4075
annie.vinje@commerceone.com

Commerce One, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues:
License fees	$2,248	$8,353
Services	10,861	23,402
Total revenues	13,109	31,755

Costs and expenses:
Cost of license fees	$305	$152,294
Cost of services	8,858	22,099
Sales and marketing	7,911	28,526
Product development	11,394	25,851
General and administrative	2,382	10,905
Restructuring charges	10,941	—
Amortization of deferred stock compensation	1,047	2,431
Amortization of intangible assets	149	3,130
Total cost and expenses	42,987	245,236

Loss from operations	(29,878)	(213,481)

Interest income and other, net	788	2,579
Provision for income taxes	238	779

Net loss	$(29,328)	$(211,681)

Basic and diluted net loss per share	$(1.00)	$(7.36)

Shares used in calculation of net loss per share	29,263	28,763

Commerce One, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$36,069	$73,753
Restricted cash	5,085	—
Short-term investments	1,300	3,510
Accounts receivable, net	8,150	7,373
Prepaid expenses and other current assets	7,800	4,923
Total current assets	58,404	89,559

Restricted cash, cash equivalents and short-term investments	32,128	35,630
Property and equipment, net	7,216	9,761
Other intangible assets, net	17,943	18,449
Investments and other assets	7,822	6,023
Total assets	$123,513	$159,422

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,821	$3,104
Accrued compensation and related expenses	5,655	8,338
Deferred revenue	20,391	23,546
Other current liabilities	28,756	29,997
Total current liabilities	59,623	64,985

Notes payable	25,000	25,000
Accrued restructuring charges	19,789	21,947

Total stockholders’ equity	19,101	47,490

Total liabilities and stockholders’ equity	$123,513	$159,422

Erin Flanigan
The Horn Group (for Commerce One)
415-905-4005
eflanigan@horngroup.com